UNIVERSAL TECHNICAL INSTITUTE, INC.
SEVERANCE PLAN

THIS DOCUMENT CONSTITUTES THE OFFICIAL PLAN DOCUMENT

AS WELL AS THE SUMMARY PLAN DESCRIPTION OF THIS PLAN.

AS AMENDED OCTOBER 1, 2019

UNIVERSAL TECHNICAL INSTITUTE, INC.
SEVERANCE PLAN
THIS UNIVERSAL TECHNICAL INSTITUTE, INC. SEVERANCE PLAN (the “Plan”) was originally established on October 1, 2009. The purpose of the plan is to provide financial assistance to Participants whose employment is terminated under certain conditions as defined below.
By execution of this document, Universal Technical Institute, Inc. (“UTI”) hereby amends the Plan in its entirety, effective as of October 1, 2019 (the “Effective Date”). This amended Plan document applies only to an Eligible Employee who receives a written notice of Layoff on or after the Effective Date or an Executive Vice President or Senior Vice President (“EVP/SVP”) whose employment is terminated without Cause following the Effective Date.
This booklet describes the benefits available to Participants under the Plan. It is both the official plan document and the Summary Plan Description that is required by the Employee Retirement Income Security Act of 1974 (“ERISA”). You should read this booklet for future reference. If you have any questions not answered here, contact your People Services representative for further information. The Employer has retained the right to amend, modify or terminate the Plan in accordance with its terms and no such amendment, modification, suspension or termination shall require the consent of any Participant.
ARTICLE 1
DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning is plainly required by the context.
1.1    Affiliate: This means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as UTI; and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with UTI.
1.2    Board: This means the Board of Directors of UTI.
1.3    Cause: This means any one or more of the following:
(a)    the EVP/SVP’s conviction of, or plea of guilty or nolo contendere to, any felony or a crime involving embezzlement, conversion of property or moral turpitude;
(b)    a finding by a majority of the Board of EVP/SVP’s fraud, embezzlement or conversion of property of UTI or its Affiliates;
(c)    the EVP/SVP’s conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds relating to the business and affairs of UTI or its Affiliates;
(d)    a finding by a majority of the Board (A) that EVP/SVP committed fraud or any other violation of law involving federal, state or local government funds relating to the business and affairs of UTI or its Affiliates, and (B) that when EVP/SVP committed fraud or such violation of law, EVP/SVP did not do so in a good faith belief that the related action(s) or failure(s) to act was in the best interests of UTI or its Affiliates;
(e)    a finding by a majority of the Board of EVP/SVP’s knowing breach of any of EVP/SVP’s fiduciary duties to UTI or any of its Affiliates or UTI’s stockholders or making of an intentional misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other) or prospects of UTI or any of its Affiliates;

(f)    the EVP/SVP’s alcohol or substance abuse, which materially interferes with EVP/SVP’s ability to discharge the duties, responsibilities and obligations of EVP/SVP’s position, as determined by a majority of the Board;
(g)    the EVP/SVP’s material and knowing failure to observe or comply with law applicable to the business of UTI or its Affiliates as an officer or employee of UTI or its Affiliates which would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other), or prospects of UTI or its Affiliates as determined by a majority of the Board;
(h)    the EVP/SVP’s willful gross misconduct relating to the business of UTI or its Affiliates that results in significant harm to UTI or its Affiliates or its operation, properties, reputation, goodwill or business relationships as determined by a majority of the Board;
(i)    a finding by a majority of the Board of EVP/SVP’s willful and material violation of any written code of conduct or written code of ethics of UTI or its Affiliates applicable to EVP/SVP;
provided that (i) any finding or determination made by the Board concerning the existence of Cause must be made in good faith and not for purposes of evading UTI’s obligations hereunder; and (ii) a finding or determination of Cause by the Board may not be made unless, prior to determining that Cause exists, the EVP/SVP shall be given written notice stating in reasonable detail the facts and circumstances deemed by UTI to constitute Cause, and thirty (30) days from receipt of such notice the EVP/SVP has failed to cure the facts and circumstances set forth in such notice.
1.4    Code: This means the Internal Revenue Code of 1986, as amended.
1.5    Eligible Employee: This means an individual who is employed by the Employer on a regular basis. For purposes of this Plan, individuals in the following categories will not be considered Eligible Employees:
(a)    individuals who are covered by a collective bargaining agreement, unless the terms of the collective bargaining agreement require that the individuals be covered by the Plan;
(b)    individuals who are seasonal employees, leased employees, independent contractors, temporary employees, or consultants;
(c)    individuals whose employment with the Employer is covered under the terms of an employment contract or agreement between the individual and the Employer;
(d)    corporate officers of any Employer who are on the Board of UTI; or
(e)    employees who are EVP/SVPs.
The decision of who is an Eligible Employee for purposes of this Plan shall be made by the Plan Administrator in its sole discretion, and any individual who is excluded from being considered an Eligible Employee by the Plan Administrator shall be excluded from the definition of Eligible Employee regardless of the individual’s reclassification by the Internal Revenue Service for tax withholding purposes.
1.6    Employer: This means UTI and any current or future Affiliate thereof that adopts the Plan pursuant to Article 4 of the Plan.
1.7    ERISA: This means the Employee Retirement Income Security Act of 1974, as amended.

1.8    Layoff: This means an Eligible Employee’s employment is involuntarily terminated by the Eligible Employee’s Employer and all Affiliates, following a written notice of Layoff, on a date determined by the Eligible Employee’s Employer, for any of the following reasons:
(a)    a reduction in force;
(b)    a lack of work;
(c)    a reorganization of work; or
(d)    as a result of the sale of assets, or the transfer of the job, function or service which the Eligible Employee was performing to a company, person or other legal entity which is neither the Employer nor any Affiliate.
An Eligible Employee will not be considered to be subject to a Layoff if:
(e)    the Eligible Employee resigns or give notices of resignation to be effective on a date prior to the effective date of Layoff;
(f)    the Eligible Employee’s employment is terminated because the Eligible Employee failed to accept, within seven calendar days from it being offered by the Employer or any Affiliate, the same or a different job for which (in the Plan Administrator’s sole judgment) the Eligible Employee is suited, even if such offer is made after receiving notice of Layoff, whether at the same or at a different location within 50 miles of the Eligible Employee’s job at the time of the offer, at wages or salary of at least 90% of the Eligible Employee’s current Weekly Salary, or the Eligible Employee accepts such employment regardless of the amount of wages or salary;
(g)    the Eligible Employee dies prior to the effective date of Layoff; or
(h)    the Eligible Employee’s Employer is acquired by another company, person or other legal entity.
1.9    Participant: This means an Eligible Employee who has satisfied the requirements of Section 2.1(a) or an EVP/SVP who has satisfied the requirements of Section 2.2(a).
1.10    Plan Administrator: This means UTI, or such other person designated in Resolutions of the Board of Directors to act as the Plan Administrator.
1.11    Rehire Date: This means the date a Participant accepts reemployment with any Employer.
1.12    Separation from Service: This means either (a) the termination of a Participant’s employment with the Employer all Affiliates due to death, retirement, or other reasons, or (b) a permanent reduction in the level of bona fide services the Participant provides to the Employer and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Employer and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii). A Participant’s employment relationship is treated as continuing while a Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as a Participant’s right to reemployment with the Employer or an Affiliate is provided either by statute or contract). If a Participant’s period of leave exceeds six months and a Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

1.13    Severance Benefits: This means (a) the Severance Pay, (b) the reimbursement of COBRA premiums provided pursuant to Section 2.1(d) for Eligible Employees, and (c) the outplacement services provided pursuant to Section 2.3 to a Participant under this Plan.
1.14    Severance Pay: This means the cash payments an Eligible Employee is eligible to receive under Section 2.1(b) of the Plan upon his or her Layoff or the cash payments that an EVP/SVP is entitled to receive under Section 2.2(b) of the Plan.
1.15    Severance Period: This means the period of time during which a Participant is eligible to receive Severance Pay.
1.16    EVP/SVP: This means an officer of UTI with a title of Executive Vice President or Senior Vice President.
1.17    Weekly Salary: This means, (a) with respect to a salaried Eligible Employee, 1/52 of the Eligible Employee’s annual base salary (as determined by the Employer), as of the date of the Eligible Employee’s Layoff, and (b) with respect to an Eligible Employee paid on an hourly basis, the hourly wage rate of the Eligible Employee as of the date of the Eligible Employee’s Layoff multiplied by the Eligible Employee’s regularly scheduled number of hours of service per week (as determined by the Employer), not in excess of 40 hours. Weekly Salary shall exclude any overtime, incentive, and bonus payments.
1.18    Year of Service: This means each 12-month period during which the Eligible Employee or EVP/SVP was employed on a full-time basis by the Employer, commencing with the most recent hire date, as reflected in the records of the Employer. For purposes of determining Years of Service, if an Eligible Employee or EVP/SVP has any fractional year of full-time employment, that fractional year of full-time employment shall be rounded up or down to the nearest whole number to determine the applicable Years of Service. If an Eligible Employee or EVP/SVP who had been employed on a full-time basis by the Employer for at least 12 consecutive months terminated voluntarily and was re-employed within twelve (12) months of the employment termination date, such individual’s prior period of full-time employment will be credited towards the total period of full-time employment for the purpose of determining Years of Service.
ARTICLE 2
SEVERANCE PAY AND BENEFITS

2.1    (2)    Eligibility. An Eligible Employee will be eligible to receive benefits under this Plan if:
(i)    You are an Eligible Employee on your date of Layoff;
(ii)    You have completed one Year of Service on your date of Layoff;
(iii)    You are terminated from employment in a Layoff; and
(iv)    You are not excluded pursuant to Section 2.11 below.

(b)    Severance Pay. Subject to Section 2.4, the Severance Pay payable to an Eligible Employee will be determined by the Employer in its sole discretion, using guidelines that take into account the Eligible Employee’s grade level and Years of Service, as set forth below:
Number of Weeks    Minimum    Maximum
of Weekly Salary per    Number of    Number of
Grade Level    Title    Year of Service    Weeks    Weeks
1-9, E-I    Non-exempt    1    4    12
10–14, C12-C14, J-O    Manager/Exempt    2    4    16
15-19, C15-C19, P-Q    Director/Manager    2    8    20
n/a    Vice President    2    12    26
For purposes of this Section 2.1(b) and notwithstanding any provisions of the Plan to the contrary, the Severance Pay payable to those Eligible Employees of the Employer who: (1) work at the Norwood, Massachusetts UTI campus; and (2) were hired prior to October 1, 2019 shall be determined pursuant to the terms of the Plan in effect immediately prior to the Effective Date.
(c)    Severance Pay Adjustment. Notwithstanding anything in the Plan to the contrary and in the sole discretion of the Plan Administrator, in the event the Eligible Employee previously received severance payments from the Employer or an Affiliate, the Plan Administrator may reduce the Eligible Employee’s Years of Service for purposes of applying the severance formula by the Years of Service for which severance pay was previously paid to the Eligible Employee.
(d)    Reimbursement of COBRA Premiums. As of the date of an Eligible Employee’s termination of employment, the Eligible Employee’s active participation in the medical and dental plans sponsored by the Employer may be continued in accordance with Code Section 4980B(f) (“COBRA”). If the Eligible Employee executes and does not revoke the Release of Claims described in Section 2.4, the Employer will pay the COBRA premiums for such coverage under the medical and dental plans as the Eligible Employee had elected prior to the Eligible Employee’s termination of employment with the cost of such premiums to be shared by the Employer and the Eligible Employee on the same basis as in effect prior to the Eligible Employee’s termination of employment, provided the Eligible Employee timely and properly elects COBRA. The Employer shall pay the COBRA premiums described in the preceding sentence based on the Eligible Employee’s “Years of Service” with the Employer as set forth below:
Length of Service    COBRA Subsidy Duration
1 Year        1 month
2 Years        2 months
3 – 6 Years        3 months
7 or More Years        6 months
2.2    (a)    EVP/SVP Eligibility. An EVP/SVP who is terminated by the Employer without Cause shall be eligible for Severance Benefits, provided the EVP/SVP satisfies the remaining terms and conditions of this Plan (including the requirement to execute and not revoke a Release of Claims) and is not excluded from receiving benefits under the Plan pursuant to Section 2.11.
(b)    EVP/SVP Severance Pay. An EVP/SVP who satisfies the requirements of Section 2.2(a) shall be entitled to receive the following Severance Pay:
(i)    Severance Pay. A cash payment in an amount equal to three (3) weeks of Weekly Salary for each Year of Service with the Employer, but an EVP/SVP shall receive no fewer than 26 weeks of Weekly Salary as Severance Pay and no more than 39 weeks Weekly Salary as Severance Pay. Weekly Salary shall be the EVP/SVP’s weekly base salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the date on which the EVP/SVP’s employment is terminated. The Severance Pay shall be paid in bi-weekly installments in accordance with the Employer’s regular payroll periods beginning at the time specified in Section 2.4 below.
(ii)    Additional Severance Pay. The EVP/SVP also shall receive an additional cash severance payment equal to the Employer-paid portion of the EVP/SVP’s medical and dental benefits that the EVP/SVP had elected as of the date of the EVP/SVP’s termination, plus an additional 40% (the “Additional Severance Pay”). The EVP/SVP shall receive the Additional Severance Pay for the same period in which the EVP/SVP receives Severance Pay pursuant to Section 2.2(b)(i). The Additional Severance Pay shall be paid in equal bi-weekly installments in accordance with the Employer’s regular payroll periods beginning at the time specified in Section 2.4 below. For example, if the EVP/SVP had elected family coverage as of the EVP/SVP’s termination date and if the Employer-paid portion of the family medical and dental benefits equaled $125 per week and the EVP/SVP was entitled to Severance Pay for a period of 30 weeks, the EVP/SVP would be entitled to receive an additional cash payment equal to $5,250, payable in equal bi-weekly installments in accordance with the Employer’s regular payroll periods beginning at the time specified in Section 2.4 below. This additional severance pay shall be paid regardless of whether the EVP/SVP elects COBRA continuation coverage.
(iii)    Bonus Pay for Fiscal Year in which Termination Date Occurs. If the EVP/SVP’s employment is terminated during a fiscal year, the EVP/SVP will be eligible for a pro rata bonus during the fiscal year in which the Termination Date occurs under the Universal Technical Institute, Inc. Management Incentive Plan or a successor bonus plan, provided the bonus is approved by the Board, based upon parameters set by the Board. The amount of any such bonus will be pro-rated based on the date of the EVP/SVP’s termination date and will be paid in a lump sum at the time other employees are paid the bonus. In no event will the bonus be paid later than March 15 of the calendar year following the close of the fiscal year to which the bonus relates.
(iv)    Bonus Pay for Fiscal Year Ended Prior to Termination Date. To the extent an EVP/SVP’s employment is terminated prior to the date on which the Employer has paid any bonus to which the EVP/SVP may be entitled for the fiscal year immediately preceding the termination date (i.e., between the end of the fiscal year and the bonus payout), the EVP/SVP will receive such bonus in a lump sum on the same date as the EVP/SVP would have received such bonus had the EVP/SVP remained continuously employed by the Employer. In no event will the bonus due pursuant to this Section be paid later than March 15 of the calendar year following the calendar year in which the EVP/SVP’s employment is terminated.
2.3    Outplacement Services. Outplacement Services available to a Participant shall be determined by the Employer in its sole discretion. If Outplacement Services are included in the Severance Benefits, the Employer shall select the vendor, the level or services provided, and pay for the services. To determine the length of such services, the Employer shall use the following guidelines that take into account the Participant’s grade level, as set forth below:
Grade Level    Title    Outplacement Duration
1–9, E–I    Non-exempt    1 month
10–14, C12–C14, J–O    Manager/Exempt    1 month
15–19, C15–C19, P–Q    Director/Manager    2 months
VP    Vice President    6 months
EVP/SVP    Executive/Senior Vice President    6 months
For purposes of this Section 2.3 and notwithstanding any provisions of the Plan to the contrary, the Outplacement Services available to those Eligible Employees of the Employer who: (1) work at the Norwood, Massachusetts UTI campus; and (2) were hired prior to October 1, 2019 shall be determined pursuant to the terms of the Plan in effect immediately prior to the Effective Date.
2.4    Release Requirement and Form of Payment. To be eligible for Severance Benefits under the Plan, a Participant must timely execute and deliver, a Release of Claims form (in the form specified by the Employer from time to time, which may include, but is not limited to, a non-compete clause, a non-disparagement clause, a non-solicitation clause and a confidentiality clause) within the applicable time periods described below. In the event a

Participant is entitled to Severance Benefits, the Severance Benefits shall be paid following the Participant’s Separation from Service as follows:
(a)    Commencement of Payment for Participant’s Aged 40 or Older. With respect to a Participant aged 40 or older on the date that the Participant executes the Release of Claims form (an “ADEA Participant”), the Release of Claims form must be executed and delivered within the time period specified under the terms of the applicable Release of Claims form; provided, however, in no event will Severance Benefits be paid in the event a Release of Claims form is executed later than sixty (60) days following the Participant’s Separation from Service. For purposes of waiving any potential claims under the Age Discrimination in Employment Act (the “ADEA”) and for purposes of compliance with Section 7(f) of the ADEA (commonly known as the Older Workers’ Benefit Protection Act) and the applicable guidance thereunder, no Severance Benefits shall commence prior to a period ending seven (7) days following the execution of the Release of Claims form (the “Revocation Period”). In no event will Severance Benefits be paid with respect to an ADEA Participant if the Release of Claims form is revoked during the Revocation Period. Severance Benefits shall commence with respect to an ADEA Participant as soon as feasible following expiration of the Revocation Period, which generally shall be the first regularly scheduled payroll date following the expiration of the Revocation Period, and shall thereafter be paid in accordance with the Employer’s regular payroll practice, except as provided in Section 2.6, below. Notwithstanding the foregoing, in no event shall Severance Benefits commence later than sixty (60) days following the date of the ADEA Participant’s Separation from Service.
(b)    Commencement of Payment for Participants Younger than Age 40. With respect to a Participant younger than age 40 on the date that the Participant executes a Release of Claims form (a “Non-ADEA Participant”), Severance Benefits shall commence as soon as administratively feasible, which generally shall be the first regularly scheduled payroll date following the date on which the Participant submits an executed Release of Claims form to the Employer, and shall thereafter be paid in accordance with the Employer’s regular payroll practice, except as provided in Section 2.6, below. Notwithstanding the foregoing, in no event shall Severance Benefits commence later than sixty (60) days following the date of the Non-ADEA Participant’s Separation from Service.
(c)    Withholding. Any payment of Severance Benefits to a Participant shall be subject to normal withholding for local, state and federal income taxes and Social Security taxes.
(d)    Death. Upon the death of the Participant who has not received all Severance Pay payable under the Plan, the benefits otherwise payable under Section 2.1 or 2.2 of the Plan shall be paid in the form of a lump sum to the Participant’s estate as soon as practicable, but in no event later than 60 days following death.
2.5    Conditions on Payment of Severance Pay. Payment of the benefits provided in Section 2.1 and Section 2.3 of the Plan shall be subject to and conditioned upon the following:
(a)    to the extent an Eligible Employee receives notice of a date selected by the Employer (in its sole discretion) on which the Eligible Employee’s Layoff shall occur (a “Designated Termination Date”), the Eligible Employee must continue to work in a satisfactory manner until his or her Designated Termination Date; and
(b)    the Eligible Employee must cooperate in transitioning all of the Eligible Employee’s work in consultation with the Eligible Employee’s supervisor or other designated employee.
2.6    Maximum Severance Pay. Notwithstanding any other provisions to the contrary, benefits paid hereunder to an Eligible Employee shall (a) not exceed two times the lesser of (i) the Eligible Employee’s Compensation (as defined in this Section 2.6) during the calendar year immediately preceding the Eligible Employee’s Separation from Service, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the Eligible Employee’s Separation from Service occurs and (b) shall be paid in full within twenty-four (24) months after the date the Eligible Employee’s Separation from Service occurs. In the event that any Severance Pay payable to an Eligible Employee would exceed the twenty-four (24) month period provided in the foregoing sentence if the Severance Pay continued to be paid in accordance with the Employer’s regular payroll practice, any Severance Pay that would otherwise exceed the twenty-four (24)

month time period will be paid to the Eligible Employee in a lump sum on the last regular payroll date within the twenty-four (24) month period. For purposes of this Section 2.6, “Compensation” shall mean the lesser of the Eligible Employee’s (A) total compensation, including wages, salary, and any other benefit of monetary value, whether paid in the form of cash or otherwise, which was paid as consideration for the Eligible Employee’s service during the year, or which would have been so paid at the Eligible Employee’s usual rate of compensation if the Eligible Employee had worked a full year, or (B) annualized compensation, based upon the annual rate of pay for services provided to the Employer for the calendar year preceding the calendar year in which the Eligible Employee’s Separation from Service occurs, adjusted for any increase that was expected to continue indefinitely if the Eligible Employee had not had a Separation from Service. For the avoidance of doubt, this Section 2.6 does not apply to an EVP/SVP.
2.7    Vacation. The pay-out of accrued vacation not previously used shall be determined under the terms of the Employer’s normal vacation policy.
2.8    Cessation of Severance Pay Upon Reemployment. If a Participant who is receiving Severance Benefits thereafter accepts reemployment with any Employer and/or Affiliate during the Severance Period, such Participant’s Severance Benefits shall cease on the Rehire Date.
2.9    Options. All stock awards (as defined in any applicable plan), including stock options, restricted stock or restricted units, shall vest and be paid according to the terms and provisions of the applicable plan and the grant agreement under which such award was granted.
2.10    Benefits Not Vested. No one under any circumstance is automatically entitled to Severance Benefits. Notwithstanding anything in the Plan to the contrary, the Employer reserves the right, at its sole discretion, to increase, decrease, or eliminate Severance Benefits under this Plan.
2.11    Excluded Employees. You will not be eligible to receive benefits under this Plan if:
(a)    You receive benefits under any other Layoff plan or program of the Employer other than this Plan;
(b)    You receive Layoff or termination pay under a negotiated working agreement or collective bargaining agreement;
(c)    You receive benefits under any other severance, retention or change in control plan or arrangement sponsored by UTI or an Affiliate of UTI, including an employment agreement;
(d)    You are an Eligible Employee paid on an hourly basis and covered by a collective bargaining agreement or a working policy and you have not exhausted your rights to displace less senior employees in your work unit;
(e)    The facility or operation in which you are working, or the job, function, or service you are performing for the Employer, is acquired by an employer other than the Employer or any Affiliate and you are offered employment by the successor employer (or its subsidiary or affiliate) at wages or a salary equal to or greater than 80 percent of the Weekly Salary you had with the Employer; or you accept such employment regardless of the amount of wages or salary;
(f)    Your employment with UTI or its Affiliates is terminated due to your death or disability; or
(g)    You do not terminate employment with UTI and all of its Affiliates.
Further, you will not be entitled to receive benefits under the Plan if, at the time you would otherwise be paid under the Plan, you have any outstanding obligation to the Employer and no arrangement has been made to repay such obligation which is acceptable to the Employer:

ARTICLE 3
ADMINISTRATION OF THE PLAN

3.1    Control and Administration. The Plan Administrator shall administer this Plan. The Plan Administrator shall have the sole and final discretionary authority to construe the terms of the Plan and all facts surrounding claims for benefits under the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits. Accordingly, benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that an applicant is entitled to benefits. All determinations of the Plan Administrator shall be conclusive and binding on all parties. The Plan Administrator shall be the named fiduciary of this Plan for purposes of ERISA.
3.2    Claim Procedures.
A Participant or his or her duly authorized representative must follow the Plan’s claim procedures as described below, including the rules relating to appeals, before initiating any legal action with respect to a claim for benefits under the Plan.
(a)    Procedure for Granting or Denying Claims. A Participant, or his or her duly authorized representative, may file a claim for payment of benefits under the Plan. Such a claim must be made in writing and be delivered to the Director, Total Rewards, in person or by mail, postage paid. Within 90 days after receipt of such claim, the Director, Total Rewards shall notify the claimant of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial 90-day period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial 90-day period. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part.
(b)    Requirement for Notice of Claim Denial. The Director, Total Rewards shall provide to every claimant who is denied a claim for benefits a written or electronic notice setting forth in a manner calculated to be understood by the claimant:
(i)    The specific reason or reasons for the denial;
(ii)    Specific reference to pertinent Plan provisions on which the denial is based;
(iii)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and
(iv)    An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
(c)    Right to Request Hearing on Claim Denial. Within 60 days after receipt by the claimant of written or electronic notification of the denial (in whole or in part) of his or her claim, the claimant or his or her duly authorized representative may make a written application to UTI’s senior leader of People Services, in person or by certified mail, postage prepaid, to be afforded a full and fair review of such denial. The claimant or his or her duly authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits. Moreover, the claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.
(d)    Disposition of Disputed Claims. Upon receipt of a request for review, UTI’s senior leader of People Services shall make a decision on the claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be made not later than 60 days after the senior leader of People Services’ receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension prior to the expiration of the initial 60-day period.
The senior leader of People Services shall provide the claimant with written or electronic notification of the Plan’s determination on review. In the case of an adverse determination, the notification shall set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the decision as well as specific references to the Plan provisions on which the decision was based. The decision shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Moreover, the decision shall contain a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
3.3    Bar to Legal Action. No legal action may be commenced or maintained against the Plan prior to the claimant’s exhaustion of the claims procedures set forth in Section 3.2 of the Plan. In addition, no legal action may be commenced against the Plan more than ninety (90) days after the senior leader of People Services’ decision on review pursuant to Section 3.2(d) of the Plan.
ARTICLE 4
ADOPTION OF PLAN BY AFFILIATES

Any Affiliate of UTI, if authorized to do so by Resolutions of the Board of Directors of UTI, may adopt the Plan in a manner satisfactory to UTI, provided such entity is directly or indirectly owned by UTI. Each participating entity other than UTI may terminate its participation in the Plan upon notice to UTI.
ARTICLE 5
MISCELLANEOUS

5.1    Amendment or Termination. This Plan may be amended or terminated at any time in writing by the Board or any committee or individual designated by the Board to take such actions.
5.2    Choice of Law. The validity, interpretation, construction and performance of the obligations created under this Plan shall be governed by ERISA, and to the extent not preempted by federal law, the laws of the State of Arizona without regard to its conflicts of law principles.
5.3    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
5.4    Plan Exclusive Source of Rights. This Plan contains all of the terms and conditions with respect to the benefits provided hereunder, and no Participant or former Participant may rely on any other communication or representation, whether oral or written, of the Employer or any of its subsidiaries, or any officer or Participant thereof, as creating any right or obligation not expressly provided by this Plan.
5.5    Nonassignability. No benefit which shall be payable under the Plan to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge (except as required by law), and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge a benefit shall be null and void. No benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any Participant. No benefit shall be subject to legal attachment or legal process for, or against, the Participant and the same shall not be recognized under the Plan. Notwithstanding the preceding sentence, the Employer retains the discretion, in accordance with federal and/or state laws, to reduce the amount of benefits payable under the Plan to any Participant to recover any amounts which the Participant owes to the Employer.

5.6    No Employment Rights. The Plan shall not give any Participant any right or claim except to the extent that the right is specifically fixed under the terms of the Plan. The establishment of the Plan shall not be construed (a) to give any Participant a right to continue in the employ of the Employer or (b) to interfere with the right of the Employer to terminate the employment of any Participant at any time.
5.7    Headings. Article and section headings are for convenience only and the language of the Plan itself will be controlling.
5.8    Gender and Numbers. Masculine pronouns include the feminine as well as the neuter genders, and the singular shall include the plural, unless indicated otherwise by the context.
5.9    Code Section 409A. The benefits provided under the terms of the Plan are intended to fall within an exception to the application of Section 409A of the Code and the applicable guidance issued thereunder. To the extent the benefits provided under the Plan become subject to Code Section 409A and applicable guidance issued thereunder, the Plan shall be construed, and benefits paid hereunder, as necessary to comply with such Code Section and such guidance. Further, to the extent that an Participant becomes entitled to receive Severance Pay under the terms of the Plan, and, at the time of the Participant’s Separation from Service, he or she is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), any portion of Severance Pay payable to such Participant that is subject to Code Section 409A and applicable guidance thereunder shall be paid after the date that is six months following the date of the Participant’s Separation from Service. Although this Plan has been designed to comply with Section 409A of the Code or to fit within an exception to the requirements of Section 409A of the Code, the Employer specifically does not warrant such compliance. Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A or any other provision of the Code. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. A Participant does not have any right to make any election regarding the time or form of any payment due under this Plan. For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). If the Employer determines, in the exercise of its discretion, that all or a portion of the benefits provided under the Plan are subject to Section 409A of the Code, and if the Release of Claims consideration period and revocation period (as described in Section 2.4), spans two calendar years, the Severance Pay shall not begin until the second calendar year. A Participant may not elect the taxable year of the distribution.
ARTICLE 6
ERISA RIGHTS

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA, which provides that all Plan Participants shall be entitled to:
Receive information about your Plan and benefits.

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent actions by the Plan fiduciaries.
In addition to creating rights for Plan Participants, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA.
Enforce your rights.
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time frames.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan Administrator and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court subsequent to exhausting the Plan’s claims procedures. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
Assistance with your questions.
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
ARTICLE 7
GENERAL INFORMATION

Employer and Plan Sponsor:            Universal Technical Institute, Inc.
16220 N. Scottsdale Road, Suite 500
Scottsdale, AZ 85254
(623) 445-9500
Participants and beneficiaries may receive from the Plan Administrator, upon written request, information as to whether a particular employer is an Employer, and, if the employer is an Employer, the Employer’s address.

Employer Identification Number:	86-0226984

Plan Year:	The Plan Year begins on October 1st and ends on September 30th.

Type of Welfare Plan:	The Plan is a severance pay plan.

Type of Administration:    The Plan is administered by the Plan Administrator.

Plan Number:	501
Plan Administrator:                Universal Technical Institute, Inc.
16220 N. Scottsdale Rd., Suite 500
Scottsdale, AZ 85254
(623) 445-9500
Attn:    Director, Total Rewards

Funding:	Benefits are provided from the general assets of the Employer.
Agent for Service:                 Director, Total Rewards
Universal Technical Institute, Inc.
16220 N. Scottsdale Rd, Suite 500
Scottsdale, AZ 85254
IN WITNESS WHEREOF, UTI has caused this Plan to be executed on its behalf by a duly authorized officer on this 23rd day of September, 2019.
UNIVERSAL TECHNICAL INSTITUTE, INC.

By: /S/ Jerome A. Grant

Title: Executive Vice President and Chief Operating Officer

ATTEST:

By: /S/ Shannon R. Delgado

Title:    Director Total Rewards